CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Provident American Corporation on Form S-3 of our report dated March 22, 1996, on our audits of the consolidated financial statements and financial statement schedule of Provident American Corporation as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the captions "Experts."



COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
December 11, 1996